Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-119273, 333-135558, and 333-135555 of our report dated February 28, 2008 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 123 (revised 2004), “Shared-Based Payment” and FASB Interpretation No. 48 “Accounting for Uncertainty in Income Taxes – an Interpretation of FASB Statement No. 109”) relating to the financial statements and financial statement schedules of Bucyrus International, Inc., and the effectiveness of Bucyrus International, Inc.’s internal control over financial reporting appearing in and incorporated by reference in this Annual Report on Form 10-K of Bucyrus International, Inc. for the year ended December 31, 2007.

/s/ Deloitte & Touche LLP

Milwaukee, Wisconsin
February 28, 2008